EXHIBIT 99.1

CPI Corp.
news for immediate release  FOR RELEASE APRIL 11, 2007

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES FOURTH QUARTER

AND FISCAL 2006 RESULTS

Key Highlights

•	Fourth quarter EPS rises 26% on fewer shares outstanding and comparable net income to fourth quarter 2005.

•	Full year 2006 EPS more than triples to $2.56 from $0.81 in 2005.

•	2006 adjusted EBITDA improves 24% to $45.0 million from $36.2 million in 2005.

•	2006 capital expenditures decline to $2.8 million from $20.2 million in 2005.

St. Louis, MO, April 11, 2007 - CPI Corp. (NYSE - CPY) today reported earnings per share of $2.32 per diluted share for the 12-week fourth quarter ended February 3, 2007 compared to earnings per share of $1.84 per diluted share reported in the comparable quarter of fiscal 2005. The results reflect the impact of the Company’s Dutch Auction self-tender offer completed in February 2006 which reduced diluted weighted average shares outstanding to 6.4 million shares for the 2006 fourth quarter from 7.9 million shares in the comparable quarter of the prior year. Net income for the same periods increased to $14.8 million in 2006 from $14.6 million in 2005.

Net sales for the fourth quarter of 2006 declined $2.2 million, or approximately 2%, to $100.7 million from the $103.0 million reported in the fourth quarter of 2005. The 2006 fourth quarter sales performance was the result of an approximate 12% decline in sittings largely offset by an approximate 12% increase in average sale per customer sitting.

The Company believes the fourth quarter sitting decline is attributable to a range of factors including industry sittings declines, competitive pressures, the impact of price increases instituted in the latter part of 2005 and maintained throughout 2006 in the face of lower advertised price offers by a number of competitors, and reduced marketing directed to customer segments determined to be unprofitable.

The fourth quarter increase in average sale per customer sitting resulted from increased sales of higher value products and services such as digitally enhanced portraits, portraits on CD, and on-site printing, as well as the suppression of marketing to historically low-spending customers referred to above.

Preliminary net sales for the first nine weeks of fiscal 2007 which ended April 7, 2007 represent an approximate 1% increase versus the comparable period ended April 8, 2006. These 2007 versus 2006 comparisons, however, are impacted by the timing of Easter, a seasonally important time for portraiture sales, which falls one week earlier in 2007. Historically, the highest volume of Easter-related sales takes place in the three-week period immediately preceding Easter. Accordingly, the preliminary sales results for the nine weeks ended April 7, 2007 include substantially all Easter-related sales while the comparable nine-week period in 2006 includes one less week of such sales. The Company expects full first quarter 2007 sales to be slightly lower than the amount reported in the first quarter of 2006.

Income from operations for the fourth quarter of 2006 was $23.2 million compared to $24.4 million in the fourth quarter of 2005. The $1.2 million decrease in income from operations is primarily the result of the $2.2 million decline in sales and a $1.1 million increase in selling and general and administrative expenses, partially offset by a $0.7 million decrease in cost of sales, a $1.1 million decrease in depreciation and amortization and a $0.4 million decrease in other charges and impairments.

The decrease in cost of sales resulted principally from lower overall production levels due to the decline in sittings, improved manufacturing productivity resulting from experience gained from operating in a fully digital environment for the entire fiscal year and an improved product mix.

Selling, general and administrative expenses increased primarily as a result of increased fourth quarter 2006 advertising spending of $1.7 million, additional investments in studio labor of $1.1 million and increased corporate bonus accruals of $0.2 million. These increases were partially offset by reductions in corporate employment of $0.6 million, reduced host sales commissions of $0.3 million and reductions totaling $1.1 million in various other cost categories reflecting the Company’s continued focus on adjusting its legacy cost structure to reflect the new operating environment.

The decrease in depreciation and amortization is principally attributable to reduced capital spending beginning in the fourth quarter of 2005 and continuing throughout 2006 following the significant digital investments made in 2004 and the first three quarters of 2005.

Fiscal 2006 Results

The Company also reported net income for fiscal year ended February 3, 2007 of $16.3 million, or $2.56 per diluted share, compared to net income of $6.4 million, or $0.81 per diluted share, for the 2005 fiscal year ended February 4, 2006. As with the fourth quarter 2006 results, full year 2006 earnings per diluted share was positively impacted by the Company’s Dutch Auction self-tender offer which reduced diluted weighted average shares outstanding to 6.4 million shares in 2006 from 7.9 million shares in 2005.

Net sales for 2006 increased $1.8 million to $293.8 million from the $292.0 million recorded in 2005. The full year 2006 sales performance was the result of a 22% increase in average sale per customer sitting, mostly offset by an 18% decline in sittings.

In 2006, the Company recorded an increase in income from operations of $14.1 million, or 118%, to $26.1 million from the $12.0 million reported in 2005. The $14.1 million increase in income from operations between 2006 and 2005 resulted principally from a $1.8 million increase in sales coupled with decreases in each of the following expense categories: cost of sales ($4.5 million), selling, general and administrative expenses ($3.1 million), depreciation and amortization ($3.0 million) and other charges and impairments ($1.5 million).

The decrease in cost of sales between 2005 and 2006 is principally attributable to lower overall production levels due to the decline in sittings, improved manufacturing productivity resulting from experience gained from operating in a fully digital environment for the entire fiscal year, improved product mix and savings on film and shipping costs that resulted from the completion of the digital conversion in the second half of 2005. These decreases were partially offset by additional costs incurred related to increased same-day, in-studio fulfillment of portrait orders and increased sales of large format and other specialty products not previously available in the analog film environment.

The decrease in selling, general and administrative expenses is principally attributable to net reductions totaling $2.2 million in various operating expense categories resulting from the Company’s ongoing cost reduction efforts and the absence in 2006 of approximately $1.3 million of costs incurred in 2005 in conjunction with the Company’s digital conversion. Additionally, the Company experienced decreases in marketing and workers’ compensation costs of $0.8 million and $0.8 million, respectively. Marketing expenses declined due to the implementation of new marketing strategies developed in the second half of 2005 designed to improve the efficiency and productivity of the Company’s customer acquisition and retention activities. Workers’ compensation expense decreased due to more favorable loss experiences.

The decrease in depreciation and amortization is principally due to reduced capital spending beginning in the fourth quarter of 2005 and continuing throughout 2006 following the significant digital investments made in 2004 and the first three quarters of 2005. 2006 capital expenditures declined to $2.8 million from $20.2 million in 2005 due to the completion in 2005 of the Company’s U.S. digital rollout.

# # # # #

The Company will host a conference call and audio webcast on Thursday, April 12, at 2:00 p.m. central time to discuss the financial results and provide a Company update. To participate on the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above websites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 5069340. The replay will be available through April 19, 2007 by phone and for 30 days on the Internet.
# # # # #

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company’s customer to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears, the approval of our business practices and operations by Sears, the termination, breach or increase of the Company’s expenses by Sears or Sears Canada under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, the impact of the Company’s strategic alternative process on its business, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 4, 2006. The Company does not undertake any obligations to update any of these forward-looking statements.

More…

CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs	12 Weeks	52 Weeks	Vs	52 Weeks

	Feb. 03, 2007		Feb. 04, 2006	Feb. 03, 2007		Feb. 04, 2006

Net sales	$100,738		$102,985	$293,803		$291,984

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	8,910		9,634	28,128		32,651
Selling, general and administrative expenses	65,019		63,871	221,446		224,572
Depreciation and amortization	3,604		4,695	16,922		19,952
Other charges and impairments	28		388	1,240		2,767
	77,561		78,588	267,736		279,942

Income from operations	23,177		24,397	26,067		12,042

Interest expense	478		380	2,229		1,680

Interest income	304		286	565		697

Loss from extinguishment of debt	-		529	-		529

Impairment (recovery) and related obligations
of preferred security interest	-		-	(887)		-

Other income, net	52		19	144		247

Earnings from operations before
income tax expense	23,055		23,793	25,434		10,777

Income tax expense	8,261		9,232	9,107		4,388

Net earnings	$14,794		$14,561	$16,327		$6,389

Net earnings per common share - diluted	$2.32		$1.84	$2.56		$0.81

Net earnings per common share - basic	$2.33		$1.85	$2.57		$0.81

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,382		7,905	6,376		7,881

Basic	6,355		7,880	6,353		7,854

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	Feb. 03, 2007		Feb. 04, 2006	Feb. 03, 2007		Feb. 04, 2006

Capital expenditures	$135		$400	$2,760		$20,235

EBITDA is calculated as follows:
Net earnings from continuing operations	$14,794		$14,561	$16,327		$6,389
Income tax expense	8,261		9,232	9,107		4,388
Interest expense/loss from debt extinguishment	478		909	2,229		2,209
Depreciation and amortization	3,604		4,695	16,922		19,952
Other non-cash charges	17		67	42		480

EBITDA (1) & (5)	$27,154		$29,464	$44,627		$33,418

Adjusted EBITDA (2)	$27,182		$29,852	$44,980		$36,185
EBITDA margin (3)	26.96%		28.61%	15.19%		11.45%
Adjusted EBITDA margin (4)	26.98%		28.99%	15.31%		12.39%

(1)
EBITDA represents net earnings from continuing operations before interest expense, income taxes,depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$27,154	$29,464	$44,627	$33,418
EBITDA adjustments:
Accruals related to accelerated vesting of
supplemental retirement plan benefits
and guaranteed bonuses for 2004	-	-	-	-
Impairment charges	-	148	179	567
Reserves for severance and related costs	28	240	707	1,405
Executive retirements/repositioning	-	-	171	1,171
Consent solicitation costs	-	-	-	-
Contract terminations and settlements	-	-	-	(376)
Cost associated with strategic alternative review	-	-	183	-
Impairment (recovery) and related obligations
of preferred security interest	-	-	(887)	-
Adjusted EBITDA	$27,182	$29,852	$44,980	$36,185

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	52 Weeks	Vs.	52 Weeks
	Feb. 03, 2007		Feb. 04, 2006	Feb. 03, 2007		Feb. 04, 2006

EBITDA	$27,154		$29,464	$44,627		$33,418
Income tax expense	(8,261)		(9,232)	(9,107)		(4,388)
Interest expense	(478)		(909)	(2,229)		(2,209)
Adjustments for items not requiring cash:
Deferred income taxes	8,865		5,579	9,357		2,353
Deferred revenues and related costs	(5,700)		(6,860)	(3,118)		(3,856)
Impairment (recovery) and related obligations
of preferred security interest	-		-	(887)		-
Other, net	(427)		(96)	2,357		2,821
Decrease (increase) in current assets	11,986		11,807	(119)		2,145
Increase (decrease) in current liabilities	(7,832)		(9,834)	(2,558)		(9,978)
Increase (decrease) in current income taxes	(470)		(533)	(373)		(1,609)

Cash flows from continuing operations	$24,837		$19,386	$37,950		$18,697

CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
FEBRUARY 03, 2007 AND FEBRUARY 04, 2006
(In thousands)

	FEBRUARY 03,	FEBRUARY 04,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$27,294	$35,269
Other current assets	27,777	34,360
Net property and equipment	26,693	41,282
Other assets	8,563	12,750

Total assets	$90,327	$123,661

Liabilities and stockholders' equity

Current liabilities	$49,407	$56,065
Long-term obligations	7,747	15,747
Other liabilities	22,857	25,739
Stockholders' equity	10,316	26,110

Total liabilities and stockholders'
equity	$90,327	$123,661